Exhibit 10(a)2

RETENTION AND RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RETENTION AND RESTRICTED STOCK UNIT AWARD AGREEMENT (“Agreement”) made and entered into by and between THE SOUTHERN COMPANY (“Company”) and STEPHEN E. KUCZYNSKI (“Employee”) shall be effective as of May 23, 2018 (“Effective Date”).

1.    Award. Employee is awarded under this Agreement the number of Restricted Stock Units (“RSUs”) valued at $1,800,000.00 at the closing price of The Southern Company common stock (“Common Stock”) on the New York Stock Exchange on the Effective Date. Employee shall become vested in the RSUs on the applicable Vesting Dates set forth below, subject to Employee’s continuous employment through the applicable Vesting Date, as defined in Paragraph 2(c). Any RSUs that do not vest will be forfeited.

Amount	Vesting Date
20% of Award amount	December 31, 2018
20% of Award amount	December 31, 2019
20% of Award amount	December 31, 2020
20% of Award amount	December 31, 2021
20% of Award amount	December 31, 2022

The deemed dividends associated with the RSUs shall be credited and treated as reinvested in additional RSUs until each Award amount is paid in accordance with Paragraph 2.

The Award amount under this Paragraph 1 is an award of RSUs under the Southern Company Omnibus Incentive Compensation Plan, as amended from time to time (“Plan”), and is governed by the terms of the Plan. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Plan.

2.    Timing and Form of Payment of Award Amount.
(a)    Generally. Unless modified by the provisions set forth in Paragraph 2(b), the applicable Award amount shall be paid in shares of Common Stock to Employee within 30 days following the applicable Vesting Date (each, a “Scheduled Payment Date”).

(b)    If the Company or a subsidiary of the Company receives the finding by the United States Nuclear Regulatory Commission described in the Code of Federal Regulations under 10 C.F.R. 52.103(g) with respect to both Plant Vogtle Unit 3 and Unit 4 on or prior to the final Vesting Date (and prior to the forfeiture of the Award) and such findings are determined and certified by the Compensation and Management Succession Committee of the Board of Directors of the Company (“Compensation Committee”) (upon recommendation of the Operations, Environmental and Safety Committee of the Board), notwithstanding anything to the contrary in the Agreement, Employee shall be treated as fully vested in the unvested Award set forth in Paragraph 1. The amount(s) vested under this Paragraph 2(b) shall be paid on the earlier of (i) the next Scheduled Payment Date or (ii) within 30 days following the date of the Compensation Committee certification described in the immediately preceding sentence.

(c)    Continuous Employment. For purposes of this Agreement, “continuously employed” (or substantially similar terms) means the absence of any interruption or termination of Employee’s employment with the Company or a Subsidiary, including Employee receiving long-term disability benefits under the Southern Company Services, Inc. Health and Welfare Benefits Plan regardless of Employee’s employment Status with the Company or a Subsidiary. Continuous employment shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries or in situations where the interruption of Employee’s employment is protected by law.

(d)    Any Voluntary or Involuntary Termination. If Employee separates from service for any reason prior to the final Vesting Date, whether voluntary or involuntary and including but not limited to retirement, Employee shall forfeit all remaining unvested Award amounts.

3.    Confidentiality. Employee represents and agrees that Employee will keep all terms and provisions of this Agreement confidential, except for possible disclosures to Employee’s legal and financial advisors and his spouse or to the extent required by law, and Employee further agrees that Employee will not disclose the terms, provisions or information contained in or concerning the Agreement to anyone other than those persons named above, including, but not limited to, any past, present or prospective employee or applicant for employment with the Company or any affiliate of the Company. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits, penalizes, or otherwise discourages Employee from reporting, providing testimony, participating in an investigation or proceeding, or otherwise communicating, without prior notice to the Company, information regarding any nuclear safety concern, workplace safety concern, public safety concern, or any concern about the legal or ethical management of the Company or any affiliate or Subsidiary of the Company to the United States Nuclear Regulatory Commission, Securities and Exchange Commission, U.S. Department of Labor, Equal Employment Opportunity Commission, National Labor Relations Board, Occupational Safety and Health Administration, or any other local, state, or federal agency. This Agreement does not limit Employee’s rights to receive an award for information provided to any government agency.

4.    Assignability. Neither Employee, his estate, his beneficiaries nor his legal representatives shall have any rights to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to assign or transfer the right to payments under the Agreement shall be void and have no effect.

5.    Detrimental Activity.

(a)    In the event that, as determined by the Compensation Committee, Employee shall engage in Detrimental Activity during employment with the Company or a Subsidiary, the RSUs will be forfeited automatically and without further notice at the time of that determination notwithstanding any other provision of this Agreement.

(b)    For purposes of this Agreement, “Detrimental Activity” shall mean the occurrence of any of the following events:

(i)    the failure of Employee to adhere to all policies, procedures, regulations and laws of and applicable to the Company, including without limitation: (A) ethical and legal compliance expectations; (B) equal employment / harassment; (C) workplace threats and violence; (D) electronic communications; (E) safety and the environment; (F) drugs and alcohol; and (G) conflict of interest;

(ii)    the failure of Employee to demonstrate consistent commitment to the Company’s standards of personal and workplace safety, process safety management and ethical conduct, and effective execution of related policies and practices; or

(iii)    the failure of Employee to timely notify the Vogtle Executive Oversight Committee of any relevant information on the Plant Vogtle Units 3 and 4 project, or the omission of any relevant facts from such a notification (in each case, as determined in the reasonable, good faith discretion of the Compensation Committee).

6.    Unsecured General Creditor. The Company shall neither reserve nor specifically set aside funds for the payment of its obligations under the Agreement, and such obligations shall be paid solely from the general assets of the Company. Notwithstanding that Employee may be entitled to receive payments under the terms and conditions of the Agreement, the assets from which such amounts may be paid shall at all times be subject to the claims of the Company’s creditors.

7.    No Effect on Other Arrangements. It is expressly understood and agreed that any payments made in accordance with the Agreement are in addition to any other benefits or compensation to which Employee may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with the Company.

8.     Tax Withholding and Implications. To the extent permitted under Section 409A of the Internal Revenue Code, there shall be deducted from the vested Award amount the number of shares of Common Stock necessary to cover the amount of any tax required by any governmental authority to be withheld from Employee and paid over by the Company to such governmental authority for the account of Employee. The Company makes no representations or guarantees regarding the tax implications of the Agreement and advises Employee to consult with his attorney and/or tax advisor regarding the tax implications of the Agreement. In addition, Employee agrees to hold harmless the Company with respect to any tax liability for any and all federal, state or local taxes or assessments, interest or penalties of any kind arising from the Agreement.

9.    Compensation. Any compensation paid to Employee pursuant to the Agreement shall not be considered “Compensation” as defined in The Southern Company Employee Savings Plan or “Earnings” as defined in The Southern Company Pension Plan. Payments to Employee shall not be considered wages, salary or compensation under any other Company-sponsored employee benefit or compensation plan or program, unless the explicit terms of such plan or program provide otherwise.

10.    No Guarantee of Employment. No provision of the Agreement shall be construed to affect in any manner the existing rights of the Company to suspend, terminate, alter or modify, whether or not for cause, Employee’s employment relationship with the Company.

11.    Governing Law. The Agreement, and all rights under it, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

12.    Section 409A. Any payment provided under this Agreement is intended to be a short-term deferral as provided by Section 409A of the Internal Revenue Code and the regulations promulgated thereunder, and the parties agree that the terms and provisions of the Agreement will be construed and interpreted to the maximum extent permitted in order to have this effect. Notwithstanding anything to the contrary, any payment provided under this Agreement will be made within the short-term deferral period specified in Treasury Regulation Section 1.409A-1(b)(4).

IN WITNESS WHEREOF, this Agreement has been executed by the parties first listed above, this 23rd day of May, 2018.

THE SOUTHERN COMPANY

By:	/s/Thomas A. Fanning

Name:	Thomas A. Fanning

Title:	Chairman, President and Chief Executive
Officer, The Southern Company

Employee Acknowledgment and Acceptance

By:	/s/Stephen E. Kuczynski

Name:	Stephen E. Kuczynski

Title:	Chairman, President and Chief Executive
Officer, Southern Nuclear Operating
Company, Inc.